Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com

Eden Bioscience Announces First Quarter 2004 Financial Results

BOTHELL, WA, April 22, 2004 — Eden Bioscience Corporation (NASDAQ:EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its first quarter ended March 31, 2004.

Product sales, net of sales allowances, for the first quarter of 2004 were $213,000, which compares to net product sales of $847,000 in the same period of 2003. This includes the reduction of $95,000 in 2004 and $126,000 in 2003 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated. Excluding these reductions of sales allowance liabilities, net product sales totaled $118,000 in the first quarter of 2004, which compares to $721,000 in the first quarter of 2003. Net loss in the first quarter of 2004 was $2.3 million, or $0.10 per weighted average common share, compared to a net loss of $2.9 million, or $0.12 per weighted average common share, in the first quarter of 2003. Per-share loss amounts for the quarters are based on weighted average common shares of 24.4 million in 2004 and 24.3 million in 2003.

The Company estimates that distributors sold approximately 172,000 ounces of Messenger or Messenger STS in the first quarter of 2004, compared with 158,000 ounces in the first quarter of 2003. Based on preliminary information, the Company estimates that 556,000 ounces remained in distributors’ inventories at March 31, 2004. In addition, the Company has a remaining obligation to provide 308,000 ounces to distributors under the 2003 “buy one, get one free” promotion and price reduction program announced in December 2003.

“Total estimated distributor sales to growers increased 9% in the first quarter of 2004 over the comparable quarter in 2003 and have increased by 81% over the comparable time period since our price reduction programs were implemented,” said Rhett Atkins, President and CEO. “While we are pleased that our actions have changed our poor rate of growth in grower usage, we still have much to do. We plan to continue to work to increase our growth rate by introducing new products, by entering new markets and geographies, and by continuing to communicate the plant health, yield and post-harvest benefits of Messenger to growers and retailers. We believe that domestic grower usage in the second quarter of 2004 will be filled primarily from distributors' current inventories and from free product to be provided under the price reduction program. As a result, we expect our sales in the second quarter of 2004 will come primarily from Spain and Home and Garden and our sales to domestic distributors will be minor.”

Cash and investments as of March 31, 2004 totaled $17.7 million, compared with $19.8 million at December 31, 2003

CONFERENCE CALL

Eden Bioscience will host a live conference call and Web cast to discuss its first quarter 2004 financial results on Thursday, April, 22, 2004 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Web cast and replay of the call will be available until April 29, 2004, at www.edenbio.com/in/inmain.html.

ABOUT EDEN BIOSCIENCE

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called “harpins,” which activate a plant’s intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-7266, 425-806-7300; www.edenbio.com.

(c) 2004 Eden Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation. Messenger is not currently registered for sale or use in Colorado. In California, Messenger is labeled for disease management on strawberries, grapes, and fruiting vegetables only and to increase overall production on citrus and tomato.

CAUTIONARY STATEMENT: Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of distributor sales to growers, estimates of distributors’ inventories of our products, estimates of grower usage of our products in certain crops, estimates of future growth rates of product usage, factors affecting the growth of product usage, impact of any price changes, estimate of the amount of free products to be given to distributors and impact on sales and growth rates, estimate of our sales in the second quarter 2004, estimate of distributor sales of our products in the second quarter of 2004, ability to increase future sales and benefits of our products to agriculture. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the Company’s financial results is included in Eden Bioscience’s most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$17,726,494	$19,823,339
Accounts receivable, net of sales allowances	237,172	166,111
Inventory	2,243,892	2,057,818
Prepaid expenses and other current assets	677,582	719,939

Total current assets	20,885,140	22,767,207
Property and equipment, net	15,776,786	16,305,604
Other assets	1,635,055	1,629,769

Total assets	$38,296,981	$40,702,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$264,883	$105,076
Accrued liabilities	1,453,869	1,568,952
Current portion of accrued loss on facility subleases	484,779	494,373
Current portion of capital lease obligations	15,111	17,257

Total current liabilities	2,218,642	2,185,658
Accrued loss on facility subleases, net of current portion	2,254,227	2,373,342
Capital lease obligations, net of current portion	8,409	12,333
Other long-term liabilities	714,979	695,996

Total liabilities	5,196,257	5,267,329

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares
issued and outstanding at March 31, 2004 and December 31, 2003	--	--
Common stock, $.0025 par value, 100,000,000 shares authorized;
24,361,990 issued and outstanding shares at March 31, 2004 and
December 31, 2003	60,905	60,905
Additional paid-in capital	132,523,362	132,523,362
Cumulative translation adjustment	(73,509)	(85,381)
Accumulated deficit	(99,410,034)	(97,063,635)

Total shareholders’ equity	33,100,724	35,435,251

Total liabilities and shareholders’ equity	$38,296,981	$40,702,580

EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Product sales, net of sales allowances (a)	$213,401	$846,860
Operating expenses:
Cost of goods sold	657,997	578,196
Research and development	676,309	1,517,248
Selling, general and administrative	1,276,698	1,665,402

Total operating expenses	2,611,004	3,760,846

Loss from operations	(2,397,603)	(2,913,986)

Other income (expense):
Interest income	51,923	93,655
Interest expense	(719)	(3,965)

Total other income	51,204	89,690

Loss before income taxes and cumulative effect of
adoption of SFAS No. 143	(2,346,399)	(2,824,296)
Income taxes	--	--

Loss before cumulative effect of adoption of SFAS No. 143	(2,346,399)	(2,824,296)
Cumulative effect of adoption of SFAS No. 143	--	(63,508)

Net loss	$(2,346,399)	$(2,887,804)

Basic and diluted net loss per share:
Loss before cumulative effect of adoption of SFAS No. 143	$(0.10)	$(0.12)
Cumulative effect of adoption of SFAS No. 143	--	--

Net loss	$(0.10)	$(0.12)

Weighted average shares outstanding used to compute
net loss per share	24,361,990	24,308,106

(a)	Includes the reduction by $95,237 in 2004 and $126,301 in 2003 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated. Excluding these reductions in sales allowance liabilities, net product sales totaled $118,164 and $720,559 for the three months ended March 31, 2004 and 2003, respectively.

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